Exhibit 10.1
          EXECUTIVE BONUSES 2008
          There are two 2008 corporate objectives
1)	Obtain milnacipran NDA approval (70%)
2)	Major corporate event, such as an in-license or product acquisition. (30%)
          Specific weighting percentages are assigned to each of the objectives – these are noted in parenthetical after each objective. The bonus payable is equal to the weighting percentage multiplied by the ‘target bonus’ amount as defined below. The bonus is payable upon achievement of either objective. Note that whether or not a particular transaction qualifies as a ‘major corporate event’ is left to the discretion of the Compensation Committee.
Payments under the 2008 Bonus Plan, if any, are contingent upon the Company’s achievement of certain corporate objectives described above, and the relevant officers’ continued employment with the Company on the date of payment.
The ‘Target Bonus’ amounts are defined as:
For Srinivas Rao, Mike Gendreau, Denise Wheeler:
25% x annual base salary*

* For Denise Wheeler, prorated to reflect her part-time status
For Sabrina Johnson
35% x annual base salary
For Jay Kranzler:
66 2/3% x annual base salary
          The bonus amounts are calculated based on annual base salaries as of the earlier of the achievement of the objective or December 31, 2008.
          Example to illustrate bonus calculation formula:
          Assuming objective 1 is met, the bonus to Jay Kranzler would be 70% x 66 2/3% x annual base salary.
          Assuming objective 2 is met, the bonus to Jay Kranzler would be 30% x 66 2/3% x annual base salary.
          Assuming objectives 1 and 2 are met, the bonus to Jay Kranzler would be 100% x 66 2/3% x annual base salary.